EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of this Statement on Schedule 13D (including any amendments thereto) and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned have executed this Joint Filing Agreement this 21st day of May, 2015.

Expert Venture Limited

/s/ Yam Sheung Kwok
Name: Yam Sheung KWOK
Title: Director

/s/ Wang Hong
Wang Hong

/s/ Yam Sheung Kwok
Yam Sheung Kwok